TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                  RESULTS FOR FISCAL YEAR 2011

Minneapolis/May 3, 2011/ Techne Corporation's (NASDAQ: TECH) consolidated pretax net earnings for the quarter ended March 31, 2011 increased 9.5% to $45.4 million compared with $41.4 million for the quarter ended March 31, 2010, mainly as a result of increased sales and foreign exchange transaction gains, partially offset by increased selling, general and administrative expenses. For the nine months ended March 31, 2011, Techne's consolidated pretax net earnings increased 3.5% to $122.0 million compared with $117.8 million per share for the nine months ended March 31, 2010, primarily as a result of increased sales and foreign exchange transaction gains.

Techne's consolidated net earnings for the quarter ended March 31, 2011 decreased 4.1% to $31.1 million or $0.84 per diluted share compared with $32.4 million or $0.87 per diluted share for the quarter ended March 31, 2010. For the nine months ended March 31, 2011, Techne's consolidated net earnings increased 0.1% to $84.0 million or $2.26 per diluted share compared to $83.9 million or $2.25 per diluted share for the nine months ended March 31, 2010. The March 31, 2010 quarter and nine month results included a $4.7 million tax benefit, equating to $.12 per share, from a foreign exchange tax loss on Techne's repatriation of 50 million pound sterling from R&D Systems Europe to its U.S. based parent.

Consolidated net sales for the quarter and nine months ended March 31, 2011 were $76.3 million and $211.9 million, increases of 8.5% and 4.7%, respectively, from the quarter and nine months ended March 31, 2010. Consolidated net sales for the quarter were positively affected by a weaker U.S. dollar as compared to foreign currencies for the quarter ended March 31, 2010. Consolidated net sales for the nine months were negatively affected by a stronger U.S. dollar as compared to foreign currencies for the nine months ended March 31, 2010. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 7.8% and 5.7% for the quarter and nine months ended March 31, 2011, respectively, from the comparable prior-year periods.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $49.9 million for the quarter ended March 31, 2011, an increase of 8.1% from $46.2 million for the quarter ended March 31, 2010. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 9.9% during the third quarter of fiscal 2011 as compared to the third quarter of fiscal 2010. Biotechnology sales to academic customers, sales to Pacific Rim distributors and sales in China grew 6.4%, 3.3% and 46.0%, respectively, in the third quarter of fiscal 2011 as compared to the third quarter of fiscal 2010. Biotechnology sales for the nine months ended March 31, 2011, were $141.0 million, an increase of 6.3% from $132.6 million for the nine months ended March 31, 2010. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 5.7% during the nine months ended March 31, 2011 as compared to the first nine months of fiscal 2010. Biotechnology sales to academic customers, to Pacific Rim distributors, and sales in China grew 7.7%, 2.4% and 25.3%, respectively, in the first nine months of fiscal 2011.

R&D Europe's net sales for the quarter and nine months ended March 31, 2011 were $21.2 million and $56.2 million, increases of 10.5% and 0.8%, respectively, from the same prior-year periods. R&D Europe's net sales increased 8.4% and 4.4% for the quarter and nine months ended March 31, 2011 when measured at currency rates in effect in the comparable prior-year period. Hematology net sales for the quarter and nine months ended March 31, 2011 were $5.2 million and $14.7 million, increases of 4.3% and 5.4% from the comparable prior-year periods.

Selling, general and administrative expenses for the quarter and nine months ended March 31, 2011 increased $1.6 million (20.4%) and $439,000 (1.8%) from the quarter and nine months ended March 31, 2010. The increase in selling, general and administrative expense for the quarter and nine months resulted primarily from increased profit sharing expense of $704,000 and $418,000, respectively.

Foreign exchange transaction gains for the quarter and nine months ended March 31, 2011 were $249,000 and $667,000, respectively, compared to foreign exchange transaction losses of $372,000 and $329,000 for the quarter and nine months ended March 31, 2010, respectively.

The effective tax rate for the quarter and nine months ended March 31, 2011 was 31.6% and 31.2% as compared to 21.8% and 28.8% for the same prior-year periods. The effective rates for the prior year periods were abnormally low due to the tax benefit received following repatriation of funds from the U.K. to the U.S. Excluding this benefit, the effective tax rates for the quarter and nine months ended March 31, 2010 would have been 33.1% and 32.8% for the quarter and nine months ended March 31, 2010, respectively, The improvement in the effective tax rate in fiscal 2011 was the result of renewal of the U.S. research and development credit and an increase in the deduction for qualified production activities.

Under separate press releases, the Company has announced two acquisitions subsequent to March 31, 2011. On April 1, 2011, the Company, through its R&D Systems and R&D Europe subsidiaries, acquired the assets of Boston Biochem, Inc., a Massachusetts based company, and Boston Biochem Limited, a U.K. based company. Boston Biochem, Inc. is a leading developer and manufacturer of innovative ubiquitin-related research products and Boston Biochem Limited was its Euorpean distributor. The two companies had combined product sales of approximately $2.5 million in calendar 2010. The combined Boston Biochem assets were acquired for approximately $8.0 million cash.

On April 28, 2011, the Company, through its R&D Systems and R&D Europe subsidiaries, acquired 100% ownership of Tocris Holdings Limited and Subsidiaries (Tocris). Tocris is a U.K based holding company with a development and manufacturing subsidiary located in Bristol, U.K. and a distribution subsidiary located in Missouri. Tocris is a leading supplier of reagents for non-clinical life science research. Tocris has a strong track record of profitable, cash generative growth with calendar 2010 revenues of approximately 11.7 million British pounds sterling ($18.2 million). Tocris was acquired for 75 million British pounds sterling (approximately $124 million) in cash.



Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.


              *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
         (612) 379-8854


                           TECHNE CORPORATION
                  CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share data)
                                 (Unaudited)
                                      QUARTER ENDED   NINE MONTHS ENDED
                                    ----------------  ------------------
                                    3/31/11  3/31/10   3/31/11   3/31/10
                                    -------  -------  --------  --------
Net sales                           $76,271  $70,278  $211,924  $202,333
Cost of sales                        15,833   14,399    46,292    40,629
                                    -------  -------  --------  --------
Gross margin                         60,438   55,879   165,632   161,704
                                    -------  -------  --------  --------
Operating expenses:
 Selling, general and administrative  9,233    7,666    25,150    24,711
 Research and development             6,297    6,325    19,519    18,870
 Amortization of intangible assets      170      240       511       720
                                    -------  -------  --------  --------
  Total operating expenses           15,700   14,231    45,180    44,301
                                    -------  -------  --------  --------
Operating income                     44,738   41,648   120,452   117,403
                                    -------  -------  --------  --------
Other income (expense):
 Interest income                      1,067    1,040     2,934     3,364
 Other non-operating expense, net      (421)  (1,249)   (1,376)   (2,922)
                                    -------  -------  --------  --------
  Total other (expense) income          646     (209)    1,558       442
                                    -------  -------  --------  --------
Earnings before income taxes         45,384   41,439   122,010   117,845
Income taxes                         14,321    9,051    38,039    33,964
                                    -------  -------  --------  --------
Net earnings                        $31,063  $32,388  $ 83,971  $ 83,881
                                    =======  =======  ========  ========
Earnings per share:
 Basic                              $  0.84  $  0.87  $   2.26  $   2.25
 Diluted                            $  0.84  $  0.87  $   2.26  $   2.25

Weighted average common
 shares outstanding:
  Basic                              37,119   37,292    37,084    37,263
  Diluted                            37,194   37,380    37,153    37,357



                             TECHNE CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                 (Unaudited)

                                             3/31/11   6/30/10
                                            --------  --------
ASSETS
Cash and equivalents                        $158,628  $ 94,139
Short-term available-for-sale investments     55,270    44,672
Trade accounts receivable                     35,554    30,850
Other receivables                              1,960     1,532
Inventory                                     13,619    13,737
Other current assets                          11,695    16,110
                                            --------  --------
 Current assets                              276,726   201,040
                                            --------  --------

Available-for-sale investments               163,793   171,171
Property and equipment, net                   94,145    97,400
Goodwill and intangible assets, net           26,601    27,112
Other non-current assets                      21,554    22,093
                                            --------  --------
 Total assets                               $582,819  $518,816
                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                         $ 16,542  $ 17,024
Stockholders' equity                         566,277   501,792
                                            --------  --------
 Total liabilities and stockholders' equity $582,819  $518,816
                                            ========  ========